EXHIBIT 5.1

Warner Norcross & Judd LLP
Attorneys at Law
900 Fifth Third Center
111 Lyon Street, N.W.
Grand Rapids, Michigan 49503-2487

May 14, 2012

United Bancorp, Inc.
2723 S. State Street
Ann Arbor, MI 48104
Re:	United Bancorp, Inc. Form S-1 Registration Statement (333-180883)

Ladies and Gentlemen:

                    We are counsel to United Bancorp, Inc. (the "Company") in connection with the preparation of a registration statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on April 23, 2012 relating to the resale from time to time by selling securityholders, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the "Securities Act"), of the following securities of the Company: (i) 20,600 shares of the Company's Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the "Preferred Shares"); (ii) a warrant dated January 16, 2009 to purchase up to 311,492 shares of the Company's common stock (the "Warrant"); and (iii) the 311,492 shares of common stock underlying the Warrant (the "Warrant Shares").  The Preferred Shares and Warrant were issued by the Company to the United States Department of the Treasury ("Treasury") on January 16, 2009 pursuant to a Letter Agreement, dated as of January 16, 2009, between the Company and Treasury (including the schedules thereto and the "Securities Purchase Agreement Standards Terms" attached as Exhibit A thereto, the "Purchase Agreement"), in connection with Treasury's Troubled Asset Relief Program Capital Purchase Program.

                    This letter supersedes and replaces in its entirety the letter filed as Exhibit 5 to the Registration Statement.

                    In connection with the opinions below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the articles of incorporation of the Company as currently in effect, including the Certificate of Designations setting forth the terms of the Preferred Shares; (ii) the bylaws of the Company as currently in effect; (iv) the Warrant; (v) certain resolutions of the Board of Directors of the Company relating to the Purchase Agreement and the issuance of the securities covered by the Registration Statement; and (vi) such other documents, corporate records and instruments as we have deemed necessary or appropriate in connection with providing this opinion letter. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

                    Based upon the foregoing, we are of the opinion that:

                    1.          The Preferred Shares have been duly authorized and legally issued, and are fully paid and non-assessable.

                    2.          The Warrant has been duly authorized and legally issued, is fully paid and non-assessable, and constitutes a binding obligation of the Company.

                    3.          The Warrant Shares have been duly authorized and upon issuance upon exercise of the Warrant in accordance with the terms thereof, including payment to the Company of the exercise price for such shares in full, such Warrant Shares will be legally issued, fully paid and non-assessable.

                    We consent to the filing of this opinion as an exhibit to the Registration Statement.

                    This opinion is rendered for the purposes of Part II, Item 16 of Form S-1 and Item 601(b)(5) of Regulation S-K and may not be used, quoted, or referred to or filed for any other purpose without our prior written permission.
Warner Norcross & Judd LLP

By	/s/ G. Charles Goode
A Partner